Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements of WMI Holdings Corp., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

July 1, 2015